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                                                                    EXHIBIT 5(j)


                             AIM SUMMIT FUND, INC.

                             SUB-ADVISORY AGREEMENT


         THIS AGREEMENT originally made the 28th day of February, 1997, by and between A I M Advisors, Inc., a Delaware corporation (the "Advisor"), and TradeStreet Investment Associates, Inc., a Maryland corporation (the "Sub-Advisor").


                                    RECITALS

         WHEREAS, AIM Summit Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company;

         WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940 as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor;

         WHEREAS, the Sub-Advisor is registered under the Advisers Act, as an investment advisor and engages in the business of acting as an investment advisor;

         WHEREAS, the Advisor has entered into an investment advisory agreement of even date herewith with the Fund (the "Investment Advisory Agreement"), pursuant to which the Advisor shall act as investment advisor with respect to the Fund; and

         WHEREAS, pursuant to Section 3 (Delegation of Responsibilities) of the Investment Advisory Agreement, the Advisor wishes to retain the Sub-Advisor for purposes of rendering advisory services to the Advisor in connection with the Fund upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to render investment research and advisory services to the Advisor with respect to the Fund, under the supervision of the Advisor and subject to the approval and direction of the Fund's Board of Directors, and the Sub-Advisor hereby accepts such appointment, all subject to the terms and conditions contained herein.

         2. Investment Analysis. The duties of the Sub-Advisor shall be limited to the following:

                 (a) obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which such issuers engage, or with respect to securities which the Advisor or Sub-Advisor considers desirable for inclusion in the Fund's investment portfolio; and


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                 (b)  to the extent requested by the Advisor, determining which issuers and securities shall be represented in the Fund's investment portfolio, formulating programs for the purchases and sales of such securities and regularly reporting thereon to the Advisor and, at the request of the Advisor, to the Fund's Board of Directors.

         3. Control by Board of Directors. Any investment program undertaken by the Sub-Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor with respect to the Fund, shall at all times be subject to any directives of the Board of Directors of the Fund.

         4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Advisor shall at all times conform to:

                 (a) all applicable provisions of the 1940 Act and Advisers Act and any rules and regulations adopted thereunder;

                 (b) the provisions of the registration statement of the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                 (c) the provisions of the corporate charter of the Fund, as the same may be amended from time to time;

                 (d) the provisions of the by-laws of the Fund, as the same may be amended from time to time; and

                 (e)  any other applicable provisions of state and federal law.

         5. Compensation. The Advisor shall pay the Sub-Advisor, as compensation for services rendered hereunder, an annual fee, payable monthly, based upon the following average daily net assets of the Fund:

         NET ASSETS                                                                                        ANNUAL RATE
         ----------                                                                                        -----------
        First $10 million . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    0.50%
        Over $10 million to and including $150 million  . . . . . . . . . . . . . . . . . . . . . . . . . .    0.35%
        Over $150 million . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   0.225%
        Over $700 million . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    0.15%

        The average daily net asset value of the Fund shall be determined in the manner set forth in the corporate charter and registration statement of the Fund, as amended from time to time.

         6. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this Agreement. These expenses borne by the Fund include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund's shareholders.



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         7.  Expense Limitation.   If, for any fiscal year of the Fund, the
amount of the fee which the Advisor would otherwise receive from the Fund pursuant to the Investment Advisory Agreement is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Advisor would otherwise receive from the Advisor pursuant to Section 5 of this Agreement shall also be reduced proportionately. For example, if the Advisor's fee from the Fund is reduced by 1/3, the Sub-Advisor's fee from the Advisor will also be reduced by 1/3. Such reduction shall be deducted from the monthly fee otherwise payable to the Sub-Advisor by the Advisor, and, if such amount should exceed such monthly fee, the Sub-Advisor agrees to repay the Advisor such amount of its fee previously received with respect to such fiscal year as may be required to make up the deficiency no later than the last day of the following month. In no event will the Sub-Advisor be required to reimburse the Advisor for any amount in excess of the fee it receives pursuant to this Agreement during the fiscal year of the Fund in which reimbursement is required.

         8. Non-Exclusivity. The services of the Sub-Advisor to the Advisor with respect to the Fund are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Sub-Advisor may serve as officers or directors of the Advisor or of the Fund, and that officers or directors of the Fund or of the Advisor may serve as officers or directors of the Sub-Advisor to the extent permitted by law; and that the officers and directors of the Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

         9. Term and Approval. This Agreement shall become effective if approved by the shareholders of the Fund, and if so approved, this Agreement shall thereafter continue in force and effect until February 28, 1999, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                 (a)(i) by the Fund's Board of Directors or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

                 (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Fund directors), by votes cast in person at a meeting specifically called for such purpose.

         10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities, or by the Advisor, or by the Sub-Advisor on sixty (60) days' written notice to the other party and to the Fund. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

         11. Liability of Sub-Advisor. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor or any of its officers, directors or employees, the Sub-Advisor shall not be subject to liability to the Advisor for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.




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         12.  Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Fund. Until further notice, it is agreed that the address of the Fund and that of the Advisor shall be Eleven Greenway Plaza, Suite 1919, Houston, Texas 77046 and that of the Sub-Advisor shall be 101 South Tryon Street, Suite 1000, Charlotte, NC 28255.

         13. Questions of Interpretation; Applicable Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.


                                        A I M ADVISORS, INC.
Attest:

/S/ STEPHEN I. WINER                        By: /S/ ROBERT H. GRAHAM
-------------------------                      ------------------------
      Assistant Secretary                         President

(SEAL)


                                        TRADESTREET INVESTMENT ASSOCIATES, INC.
Attest:

/S/ MARY-ANN LUCAS                          By:    ILLEGIBLE
-------------------------                      ------------------------
      Assistant Secretary                         President

(SEAL)





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